NEUBERGER BERMAN ASIA
CODE OF ETHICS
April 2016

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CODE OF ETHICS
This Code of Ethics (the "Code") is adopted by Neuberger Berman Asia (the “Firm” or “NB Asia”), including the SEC registered investment advisers (the “NB Advisers”) of NB Asia  pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).
All Access Persons are required to comply with the Code.
Any questions relating to this document should be brought to the attention of your designated Compliance Officer.
On an annual basis you will be required to certify in writing your understanding of, and adherence to, this Code and your intention to comply with its requirements (including any amendments).

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Table of Contents
Statement of General Principles	4
A. Definitions	5
B. General Prohibitions	10
C. Code Policies	10
1. Initial Public Offerings	10
2. Insider Trading	11
3. Transactions in Restricted List Securities	11
4. Private Placements	11
5. Dissemination of Client Information	11
6. Gifts	12
7. Related Issuer	12
8. Trading Opposite Clients	12
9. Service on a Board of Directors	13
10. Limitations on Short and Long Positions	13
11. Transactions in Shares of Funds	13
12. Sanctions	13
13. Violations	14
D. Reporting Requirements	14
1. Reports by Access Persons	14
2. Reports by Disinterested Directors/Trustees	15
3. Excluded Accounts	15
4. Notification of Reporting Obligations	16
E. Code Procedures	16
1. Maintenance of Covered Accounts	16
2. Pre-Clearance of Securities Transactions	16
3. Blackout Period	18
4. Price Restitution	18
5. Holding Periods	19
6. Code Procedures Monitoring	20
F. Administration	20
G. Recordkeeping	21

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Statement of General Principles
The Code is designed to ensure, among other things, that employees put Client interests first and conduct their activities in a manner consistent with all applicable laws and regulations, including but not limited to the U.S. Federal securities law. The following principles shall govern the personal investment activities of all individuals subject to this Code:
• Employees must at all times place the interests of Clients ahead of their personal interests
- Client trades have priority over personal securities trades.

• Personal securities transactions must be conducted in accordance with this Code and in such a manner as to avoid any actual, perceived or potential conflict of interest or abuse of an employee’s position of trust and responsibility.

• Employees should not take advantage of their position to benefit themselves at the expense of any Client.

• In personal securities investing, employees should follow a philosophy of investment rather than trading.

• Employees must comply with all applicable laws and regulations. Specifically for employees who are involved in rendering services to US clients, this should include but not limited to the U.S. Federal securities law.

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A. Definitions
The following words have the following meanings in this Code:
Access Person
a. Any employee, officer, director of NB Asia or NB Fund managed in Asia ex Japan/Korea (or any company controlled by them) and their Immediate Family Members; and
b. Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by any NB Fund managed in Asia ex Japan/Korea for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the NB Fund regarding the purchase or sale of Covered Securities.
c. Any temporary employee, consultant, contractor, intern or other person who will be on the Firm’s premises for a period of ninety (90) days or more.
Non-executive Directors – For the avoidance of doubt, any Neuberger Berman (includes Neuberger Berman, Inc. and its subsidiaries and affiliates) employees who serve as directors or officers of NB Asia entities but who are not NB Asia employees (typically non-executive directors) are subject to the appropriate policy for their physical location.  This approach for directors or officers of NB Asia but who are not NB Asia employees is based on the relatively low risk of any potential conflict given their geographical and time distance from the day-to-day trading activity of the entity.
Advisory Person
An Access Person who, in connection with his or her regular functions or duties, makes, or participates in making, recommendations regarding the purchase or sale of Covered Securities by a Related Client. The determination as to whether an individual is an Advisory Person shall be made by the NB Asia Compliance Department, taking into consideration the following roles and responsibilities: Portfolio Manager, Traders, Analysts (credit/research) and any member on any of their respective teams, including Administrative Assistants.

Beneficial Interest
An employee has a Beneficial Interest in an account if they may profit or share in the profit from transactions. In general, a person is regarded as having direct or indirect Beneficial Interest in securities held in his or her name, as well as:
• in the name of an Immediate Family Member;
• in his or her name as trustee for himself or herself or for his or her Immediate Family Member;
• in a trust in which he or she has a Beneficial Interest or is the settlor with a power to revoke;
• by another person and he or she has a contract or an understanding with such person that the securities held in that person's name are for his or her benefit;
• in the form of acquisition rights of such security through the exercise of warrants, options, rights, or conversion rights;
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• by a partnership of which he or she is a member;
• by a corporation which he or she uses as a personal trading medium;
• by a holding company which he or she controls; or
• any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 19341 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

Any employee who wishes to disclaim a Beneficial Interest in any securities must submit a written request to the Compliance Department explaining the reasons therefore. Any disclaimers granted by the Compliance Department must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any employee with respect to an account of an Immediate Family Member, the provisions of this Code applicable to such employee shall not apply to the Immediate Family Member for which such disclaimer was granted. However, if the Immediate Family Member whose account was disclaimed is also an employee of an NB Adviser, the sections of this Code applicable to employees would still be applicable to the employee’s Immediate Family Member.
Client
An investment account, including, but not limited to, the Funds, other commingled investment vehicles and separate accounts for which NB Asia provides investment advice, management or exercises discretion.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Generally, any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company
Covered Account
A custody or trading account held in the name of an Access Person where the Access Person has, or is deemed to have, a Beneficial Interest, including investments held outside of an account over which an Access Person has physical control, such as a stock certificate.
Covered Security
a. Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate

1 http://www.sec.gov/rules/final/2011/34-64628.pdf

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of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;
b. Shares of any NB Fund; and
c. Exchange Traded Funds and closed-end funds.

The term Covered Security does not include:
a. Direct obligations of the Government of developed countries such as Hong Kong, Singapore, Australia and the United States, its territories or States or Related Securities thereof, (including short term debt securities that are government securities within the meaning of the law);
b. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments including repurchase agreements; and
c. Shares issued by registered open-end investment companies for which any NB Affiliate does not act as investment manager, adviser, sub-adviser or distributor.
d. Investment Linked Insurance Products

De minimis Restitution
Price restitutions that result in less than USD1000 (or local currency equivalent) collectively or where the gain to be received by each underlying Client account is less than USD100.

Disinterested Director/Trustee
A person who serves as director/trustee (including those independent directors) of an NB Fund and is not otherwise affiliated with an NB Fund.

Domestic Partnership
An interpersonal relationship between two individuals who live together and share a common domestic life (“Domestic Partners”)2

Exchange Traded Fund
Unit investment trusts or open-ended investment companies that trade on a stock exchange.

Exempt Transactions
Transactions that may be exempt from certain provisions of the Code such as, pre-clearance, minimum holding periods, or blackout periods. Exempt Transactions are not exempt from the general provisions of the Code including reporting requirements. The following have been defined as Exempt Transactions:

2 The above definition is being used solely for purposes of this Code of Ethics and should not be construed as the applicable definition for other purposes (e.g., employee benefits).

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a. Transactions in Managed Accounts.
b. Transactions made automatically in accordance with a predetermined schedule and allocation, such as part of a dividend reinvestment plan (“DRIP”).
c. An involuntary purchase effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.
d. The acquisition or disposition of securities through stock dividends, stock splits, reverse stock splits, mergers, margin calls, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
f. A transaction by an NB Fund Disinterested Director/Trustee unless at the time of such transaction, the Disinterested Fund Director/Trustee, knew or should have known that, during the fifteen calendar day period immediately preceding or, after the date of the transaction by the Disinterested Director/Trustee, such security was purchased or sold by the NB Fund or was being considered for purchase or sale for Clients of the NB Adviser.
g. Transactions in the following broad-based security indices: HSI, STI, S&P 500, NASDAQ, 7-10 Year Treasury Bond Index, 20+ Year Treasury Bond Index, Russell 2000 and Dow Jones Industrial Average.
 h. Transactions in the broad-based security indices tracking ETFs
i. Direct obligations of the Government of developed countries such as Hong Kong, Singapore, Australia and the United States
j. Other transactions designated in writing by the Compliance Department.

Fund
Any investment company, and series thereof, for which any NB Affiliate is the investment manager, investment adviser, sub-adviser, administrator or distributor.

iCompliance
The Firm’s proprietary employee compliance dashboard managed by the Compliance Department. iCompliance facilitates the reporting and monitoring of a number of key compliance requirements including: the Firm’s annual affirmation; tracking of employee private placement investments, outside accounts, outside activities and political contributions.

Immediate Family Member
a. An Access Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, Domestic Partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in- law, including adoptive relationships; and
b. Any other relative or person who shares the same household as the Access Person and to whom the employee provides material financial support and is deemed to be an Immediate Family Member by the Compliance Department.

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Compliance Department
The Neuberger Berman Compliance Department.

Limited Access Person
An Access Person’s Immediate Family Member who would otherwise be an Access Person but who is determined by the Compliance Department to be a Limited Access Person considering factors including, but not limited to, whether the Immediate Family Member shares the same household as the Access Person and is financially dependent on the Access Person.

Limited Access Person Account
An account in the name of a Limited Access Person. A Limited Access Person Account may be treated as a Managed Account at the discretion of the Compliance Department.

Managed Account
A Covered Account where full control and investment discretion has been delegated pursuant to an investment advisory agreement that includes the payment of a management fee to: 1) an unrelated third party investment manager, or 2) a Neuberger Berman portfolio management team of which the employee is not a member.

Neuberger Berman Asia
Neuberger Berman Asia includes Neuberger Berman Asia Limited, Neuberger Berman Australia Pty Limited, Neuberger Berman Taiwan Limited, Neuberger Berman Singapore Pte. Limited and Neuberger Berman Investment Management Consulting (Shanghai) Company Limited.
NB Funds
The NB Group of Funds.

Private Placement
An offering that is exempt from registration under the Securities laws such as the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

Related Client
A Client account, including a proprietary account consisting of seed capital during the incubation period, for which an Advisory Person or the portfolio management team of which the Advisory Person is a member, has or is deemed to have, investment decision-making authority or is responsible for maintaining and/or reviewing information pertaining to the account.

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Related Issuer
An issuer with respect to which an Advisory Person or their Immediate Family Member: (i) has a material business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is an Immediate Family Member of any officer, director or senior management employee of such issuer.

Security Held or to be Acquired by a Client
Any Covered Security that within the most recent fifteen (15) days:
• is or has been held by a Client, or
• is being or has been considered by a NB Affiliate for purchase by such Client.

Trading Desk
The Neuberger Berman Trading Desk.

B. General Prohibitions
No person associated with the NB Advisers or the Firm, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client, shall:
• Employ any device, scheme or artifice to defraud any Client;
• Make any untrue statement of a material fact to any Client or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
• Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client;
• Engage in any manipulative practice with respect to any Client;
• Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or
• Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

C. Code Policies
1. Initial Public Offerings
Access Persons are generally prohibited from acquiring direct or indirect beneficial ownership of any equity security in an initial public offering.
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2. Insider Trading
The Group has adopted an Information Barrier Policy and related MNPI Procedures (together, the “Insider Trading Policy and Procedures”). All Access Persons are required to be familiar with the Insider Trading Policy and Procedures and shall certify, on an annual basis, that they have read, understood and complied with the requirements of this Code and the Insider Trading Policy and Procedures.
3. Transactions in Restricted List Securities
Access Persons may obtain material non-public information (“MNPI”) or establish special or “insider” relationships with one or more issuers of securities (e.g., the employee may become an officer or director of an issuer, a member of a creditor committee that engages in material negotiations with an issuer, and so forth). In such cases, the Access Person should keep in mind that they are subject to the Group’s Information Barrier Policy and the MNPI Procedures.
4. Private Placements
Access Persons may not acquire direct or indirect Beneficial Interest in any Private Placement without prior written approval from the Compliance Department and such other persons as may be required. Private Placements include, but are not limited to, any interest in a hedge fund, private equity vehicle or other similar private or limited offering investment.
Approval of a Private Placement shall take into account, among other factors, whether: i) the investment opportunity should be reserved for a Client, and ii) the opportunity is being offered to the individual by virtue of his or her position with the Firm, the NB Adviser or his or her relationship with or to the Client or the issuer of the Private Placement. Additional capital investments (other than capital calls related to the initially approved investment) in a previously approved Private Placement require a new approval.
Advisory Persons who hold a previously approved Private Placement and are subsequently involved, or play a part in the consideration of the same Private Placement as an investment for a Related Client, must inform the Compliance Department of their personal investment (or their Immediate Family Member’s investment). The decision to investment in the Private Placement for a Related Client will be determined by the Compliance Department and other relevant parties as deemed necessary for the review process.
Access Persons’ private placement redemptions are subject to review and approval by the Compliance Department.
5. Dissemination of Client Information
Access Persons are prohibited from revealing material information relating to current or anticipated investment intentions, portfolio transactions or activities of Client/Funds except to persons whose responsibilities require knowledge of such information.
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6. Gifts
Gifts and Entertainment provided by NB Asia to clients, prospective clients, vendors, suppliers, consultants and other with whom NB Asia conducts business can strengthen business relationships yet may also create actual or apparent conflicts of interest. Accordingly, it is best practice to monitor the offer and receipt of all such Gifts and Entertainment.
There are a few guiding principles which all employees should follow in regards to Gift and Entertainment.
☐ No Gifts or Entertainment should be solicited
☐ No Cash or cash equivalents should be offered or accepted
☐ All Gifts and Entertainment that are received or offered should be for a clear business purpose
☐ Business gifts and entertainment should not be excessive, inappropriate or intended to inappropriately influence the recipient.

Access Persons are generally prohibited from giving or receiving any gift or other item of value to or from any one person or entity that does business with the Firm without prior approval from the Compliance Department and/or Regional Anti-Corruption Officer. Generally, promotional items valued at USD25 or less do not require prior approval although certain recipients may be subject to stricter gift limits under state rules or rules applicable to ERISA fiduciaries. The Firm has adopted gift and entertainment policies to which all employees are subject. The detailed requirements are covered under the Neuberger Berman Group LLC Global Anti-Corruption Policy and Procedures.

For gift to be provided to commercial partner above USD25, NB Asia employees are required to obtain pre-approval by completing the NB Asia regional approval form.

7. Related Issuer
Advisory Persons are required to disclose to the Legal and Compliance Department when they play a part in any consideration of an investment by a Client in a Related Issuer. The decision to purchase securities of the Related Issuer for a Client will be determined by the Legal and Compliance Department and other relevant parties as deemed necessary for the review process.

8. Trading Opposite Clients
No Advisory Person or Advisory Person of a Fund may execute transactions in a Covered Security held in a Covered Account that would be on the opposite side of any trade in a Related Client account that was executed within 5 business days prior to the trade in the Covered Account ("Opposite Side Trade"). For example, if an Advisory Person executes a purchase of shares of Company XYZ on Monday, February 1st for a Related Client account(s), that Advisory Person and their team will be prohibited from executing a sale of shares of Company XYZ for
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their Covered Accounts between the time when the Related Client order was submitted on Monday, February 1st through the close of trading on Monday, February 8th.
Notwithstanding the foregoing, an Advisory Person or Advisory Person of a Fund (or their team member) may execute an Opposite Side Trade for the following reasons:
• to capture a gain or loss for tax purposes;
• the Advisory Person or Advisory Person of a Fund sold the security for the Related Client account in order to raise cash;
• securities transactions effected in Blind Trusts;
• securities transactions that are non-volitional on the part of the Advisory Person or Advisory Person of a Fund. Non-volitional transactions include shares obtained or redeemed through a corporate action (e.g. stock dividend) or the exercise of rights issued by an issuer pro rata to all holders of a class of securities; or
• other such exceptions as may be granted by the Legal and Compliance Department
9. Service on a Board of Directors
Access Persons are prohibited from serving on the board of directors of any public or private company without prior written approved from the Compliance Department. Please refer to the NB Asia Outside Business Activities Policy for further details.
10. Limitations on Short and Long Positions
Advisory Persons are not permitted to: a) sell short any security (or any derivative having the same economic effect as a short sale) that they hold or intend to hold for a Related Client; or b) buy a long position in a security (or any derivative having the same economic effect as holding a long position) if they have or intend to create a short position in the same security for a Related Client. Notwithstanding the foregoing, certain types of transactions may be permitted with prior approval from the Compliance Department and the CIO (or designee).
Any approvals granted will not relieve the Advisory Person from being subject to Price Restitution.
11. Transactions in Shares of Funds
a. All trading in shares of a Fund is subject to the terms of the prospectus and the Statement of Additional Information of the Fund.
b. No Access Person may engage in excessive trading or market timing in any shares of any Fund.

12. Sanctions
The Firm shall have the authority to impose sanctions for violations of this Code. Such sanctions may include a letter of censure, suspension or termination of the employment of the violator, forfeiture of profits, forfeiture of personal trading privileges, forfeiture of gifts, price restitution, or any other penalty deemed to be appropriate.
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13. Violations
Access Persons must report apparent or suspected violations in addition to actual or known violations of the Code to the Compliance Department. Access Persons are encouraged to seek advice from the Compliance Department with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting that are required under this Code include:
• Non-compliance with applicable laws, rules, and regulations;
• Fraud or illegal acts involving any aspect of the Firm’s business;
• Material misstatements in regulatory filings, internal books and records, client records or reports;
• Activity that is harmful to clients, including fund investors; and
• Deviations from required controls and procedures that safeguard clients and the Firm.

D. Reporting Requirements3
1. Reports by Access Persons
a. Initial Disclosure
i. All Access Persons must disclose their Covered Accounts within 10 calendar days of becoming an Access Person. The initial holdings disclosure must include all Covered Accounts in which the Access Person has a direct or indirect Beneficial Interest. Access Persons may satisfy this requirement by providing copies of their account statements for all Covered Accounts to the Compliance Department (as applicable). ii. The information provided must be current as of a date no more than 45 days prior to the date the person became an Access Person.
iii. Access Persons will be provided with a copy of the Code of Ethics and be required to acknowledge receipt of the Code.
b. Quarterly Confirmation
i. On a quarterly basis, Access Persons are required to review the information on iCompliance and confirm the details of their covered accounts.
c. Annual Disclosure
i. On an annual basis, Access Persons must affirm that all Covered Accounts have been reported and are reflected in iCompliance.
ii. Access Persons are required to certify that they have read, understand, and complied with the Code of Ethics and the relevant NB Asia Policy and Procedures, and have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code.

3 All Code reporting disclosures are done through iCompliance

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2. Reports by Disinterested Directors/Trustees
a. A director/trustee of a NB Fund who is not an "interested person" of the NB Fund within the meaning of section 2(a)(19) of the Company Act, and who would be required to make a report solely by reason of being a NB Fund director/trustee, need not make: i. An initial holdings disclosure and annual holdings disclosure under Section D(1)(a) and (c) above; and
ii. A quarterly confirmation under Section D(1)(b) above, unless the director/trustee knew or, in the ordinary course of fulfilling their official duties as a NB Fund director/trustee, should have known that during the 15-day period immediately before or after the director/trustee’s transaction in a Covered Security, the NB Fund purchased or sold the Covered Security, or the NB Fund or its investment adviser considered purchasing or selling the Covered Security.

3. Excluded Accounts
The following types of accounts are not subject to the restrictions of the Code:
(i)	Open-end mutual funds that not managed by NB Asia and other group subsidiaries.
(ii)	Estate or trust accounts where there is a beneficial ownership but no power to affect investment decisions.
(iii)
Direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker dealer provided that the timing and size of the purchases are pre-arranged.

(iv)
An account held by a Access Person’s Immediate Family in which the Access Person has NO beneficial interest, control nor influence over the account. After declaring his/her Immediate Family’s trading account(s) to Compliance in an Initial/ Annual Declaration Form (during the Initial/ Annual Declaration exercise), the Access Person involved then should send a written confirmation to Compliance stating that he/she has no beneficial interest, control nor influence over the trading account. Upon receipt of the written confirmation, Compliance may allow the account to be exempted from the requirements in the Code as he thinks suitable.

(v)	Managed account

However, the existence of all such accounts must be disclosed to Compliance in accordance with requirements of the Code.  In addition, copies of any statements for any managed accounts, mutual fund only accounts or dividend reinvestment plans must be made available for review at the specific request of Compliance.
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4. Notification of Reporting Obligations
The Compliance Department shall identify all Access Persons who are required to make reports under the Code and inform them of their reporting obligations.
E. Code Procedures
1. Maintenance of Covered Accounts
a. General Rules
Obtaining Approval for Opening and Maintaining Employee Accounts
Access Persons must obtain pre-approval from Compliance for (i) maintaining existing investment accounts when they first join the company or (ii) opening new investment accounts
Access Persons should also arrange, where possible, for Compliance to receive, directly from the applicable broker-dealer, bank or other financial intermediary, duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of such accountIf a Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Access Person should notify the Compliance Department, and:
(i)	Confirmations must be delivered to the Compliance Department contemporaneously with delivery to the applicable Access Person.
(ii)	Periodic statements must be received by the Compliance Department within a reasonable time and normally no later than thirty (30) calendar days after the close of each calendar month.
For those jurisdictions such as Taiwan and Singapore where periodic statements may not be provided by the broker-dealer, bank or other financial intermediaries, a quarterly confirmation by the Access Persons would be required.

2. Pre-Clearance of Securities Transactions
a. For all Access Persons
Unless an exemption applies, any Securities Transaction in which a Access Person has or acquires a Beneficial Interest must be pre-cleared.  No order for a Securities Transaction for which pre-clearance authorization is required may be placed before such Securities Transaction has been authorized by Compliance. Approvals are valid for 24 hours only.
In some cases, Compliance may refuse to authorize a Securities Transaction for a reason that is confidential.  Compliance is not required to give an explanation for refusing to authorize any Securities Transaction.
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If the order for a Securities Transaction is not placed within that period, a new authorization must be obtained before the Securities Transaction can be placed.  Similarly, if the Securities Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order), a new authorization is necessary.
Access Persons should also observe the restrictions for the instruments on the Restricted List, which is available on the Neuberger Berman Intranet.

b. Equity Research Team members
Advisory Persons who are members of the Firm’s Equity Research Department are subject to additional pre-approval requirements for their personal trading. Members of the Research Department should refer to the Equity Research Department’s Procedures for specific details.
c. Greater China Investment Team
Covered accounts are prohibited from trading any classes of instruments that may are part of the investable investment universe of the portfolios managed by the GCI team. The investable investment universe includes but not limited to Chinese companies listed in Hong Kong or elsewhere, China A, China B, H-Shares, Red Chips etc.
The Code has also been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940,  Neuberger Berman Investment Advisers and the Funds.  In addition to the provisions contained in the Code, the followings shall apply to the Greater China Investment (the “GCI”) team, the Funds managed by GCI team and any of their Access Persons:
Annual Report to the Board:
(i)
No less frequently than annually and concurrently with reports to the Board of Directors/Trustees of the Company/Trust (the “Board”), the Chief Compliance Officer of Neuberger Berman Asia Limited shall furnish a written report that:(i) describes any issues arising under this Code or procedures concerning personal investing since the last such report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

(ii)	certifies that procedures have been reasonably adopted to prevent Access Persons from violating the Code which includes any conducts prohibited by Rule 17j-1(b); and
(iii)
identifies any recommended changes in existing restrictions or procedures based upon the Fund’s experience under this COE, evolving industry practices, or developments in applicable laws and regulations.

d. Exceptions from Pre-clearance Requirement
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i. Exempt Transactions
ii. Other securities designated in writing by the Compliance Department

3. Blackout Period
An Access person may not buy or sell a Covered Security on a day during which any NB Asia portfolios execute either a “buy” or “sell” order in the same security (“Same Day Blackout Period”).
For Advisory Persons, they should not buy or sell an investment for their personal account within 1 trading day before (if the relevant person is aware of a forthcoming client transaction) or after trading in that investment on behalf of a client.

4. Price Restitution
a. Same Day Price Restitution
i. Access Persons
• If an Access Person purchases or sells a Covered Security in a Covered Account and a Client purchases or sells the same security during the same day, the Access Person may not receive a more favorable price than that received by the Client.
ii. Limited Access Persons
• If an Advisory Person purchases or sells a Covered Security in the Limited Access Person Account and such Advisory Person purchases or sells the same security during the same day for a Related Client, the Limited Access Person Account may not receive a more favorable price than that received by the Related Client.
iii. For the avoidance of doubt, a “purchase” includes a long buy, as well as a cover short, and a “sell” includes a long sell, as well as a short sale.
b. Five(5)/One(1) Day Price Restitution – Advisory Persons
i. If an Advisory Person purchases or sells a Covered Security within five (5) business days prior, or one (1) business day subsequent to a Related Client (“5/1 Price Restitution”), the Advisory Person may not receive a more favorable price than that received by the Related Client.
ii. Certain Limited Access Person Accounts may be subject to the 5/1 Price Restitution.
iii. For the avoidance of doubt, a “purchase” includes a long buy, as well as a cover short, and a “sell” includes a long sell, as well as a short sale.
c. Price Restitution Execution
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i. Price restitution will generally be executed when there is a total gain of at least USD1000 from the difference in price received by the Access Person vs. the Related Client(s), and a gain of at least USD100 to each underlying Client Account.
ii. With respect to the Funds, the Compliance Department reserves the right to review the individual restitutions below USD1000 and may require payment of these amounts if facts and circumstances warrant.
iii. Where restitution is required, preference shall be to provide the economic benefit to Clients where operationally, contractually or legally permitted. Where otherwise not feasible or permitted, restitution may be made by transfer, wire or check and shall be remitted to the Firm for donation to a charitable organization designated by the Firm.
d. Exceptions to Price Restitution
i. Exempt Transactions.
ii. De minimis Restitution.
iii. Transactions in non-Covered Securities.
iv. Transactions arising through hedged options trading.
v. Transactions in the Firm’s retirement contribution program.
vi. Certain transactions related to the initial investment of a Related Client account or investments made as a result of additional funds contributed to an existing Related Client account communicated to the Compliance Department.
vii. Other exceptions designated in writing by the Compliance Department.

5. Holding Periods
a. Thirty (30) Day Holding Period
i. All securities positions, including both long and short positions, established in any Covered Account must be held for at least 30 calendar days (beginning on the day of the transaction) measured on a Last In-First Out (“LIFO”) basis.
b. Sixty (60) Day Holding Period
ii. Access Persons are required to hold shares of any Fund for at least 60 days, measured on a LIFO basis. After the holding period has lapsed, Fund shares may be redeemed or exchanged; however, the redemption or exchange of such shares will result in a new 60-day holding period.
c. Exceptions to the Holding Periods
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Any requests for exceptions to the above holding periods must be submitted to the Compliance Department.

6. Code Procedures Monitoring
The Compliance Department will conduct post-trade monitoring of employee trades to ascertain that such trading conforms to the procedures above, and where required, that employees have obtained the necessary pre-trade approvals as may be applicable.
Compliance shall report the results of the monitoring to NB Asia ROC.  Compliance is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code.
Notwithstanding the foregoing, NB Asia hereby delegates to the Neuberger Berman Compliance Department responsibility for monitoring the Neuberger Berman Access Persons’ compliance and for enforcing the provisions of the Code against such persons.
F. Administration
1. All Access Persons must be presented with a copy of this Code of Ethics upon commencement of employment and any amendments thereafter.
2. All Access Persons are required to read this Code of Ethics and to acknowledge in writing that they have read, understood and agreed to abide by this Code of Ethics, upon commencement of employment and on an annual basis thereafter. In addition, Access Persons are required to read and understand any amendments thereto.
3. All Access Persons are required to provide a list of their Covered Accounts.
4. Access Persons who violate the rules of this Code of Ethics are subject to sanctions (see Section C 11).
5. Nothing contained in this Code of Ethics shall be interpreted as relieving any Covered Account from acting in accordance with the provisions of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of Access Persons.
6. If any Access Person has any question with regard to the applicability of the provisions of this Code of Ethics generally or with regard to any securities transaction, he or she should consult with Compliance.
7. The Compliance Department may grant exceptions to the requirements of this Code based upon individual facts and circumstances. Exceptions granted will be documented and retained in accordance with record-keeping requirements. Exceptions will not serve as precedent for additional exceptions, even under similar circumstances.
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8. Compliance shall be responsible for ensuring that Access Persons receive appropriate training regarding the Code.
9. Compliance will review the Code not less than annually to ensure that it continues to be reasonably designed to address conflicts that may arise from personal trading activities by employees.
G. Recordkeeping
The Firm shall maintain the following records:
1. A copy of this Code of Ethics and any Code of Ethics that has been in effect within the previous five years.
2. Any record of any violation of this Code of Ethics and any action taken as a result of the violation. These records shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.
3. A copy of each report made by an Access Person as required by this Code of Ethics, including any information provided in lieu of the monthly reports. These records shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place.
4. A record of all persons, currently or within the past five years, who are or were required to make reports under this Code of Ethics, or who are or were responsible for reviewing these reports. These records shall be maintained in an easily accessible place.
5. A copy of each decision to approve an acquisition by an Access Person of any Private Placement. These records must be maintained for at least five years after the end of the fiscal year in which the approval is granted.
6. A copy of training record of this Code of Ethics.

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